Exhibit 10.1
SECOND AMENDMENT TO AMENDED AND RESTATED OFFICE LEASE
This SECOND AMENDMENT TO AMENDED AND RESTATED OFFICE LEASE (this “Amendment”) is dated for reference purposes only as of July 18, 2021, by and between KBSII 445 SOUTH FIGUEROA, LLC, a Delaware limited liability company (“Landlord”), and MUFG UNION BANK, N.A., a national banking association (“Tenant”).
R E C I T A L S:
A.Landlord and Tenant entered into that certain Amended and Restated Office Lease dated as of August 2, 2019 (the “Original Lease”), as amended by that certain First Amendment to Amended and Restated Office Lease dated March 27, 2020 (the “First Amendment”) (the Original Lease, as amended, collectively referred to herein as the “Lease”), pursuant to which Landlord leases to Tenant that certain space as more particularly described in the Lease (the “Premises”) in that certain building located at 445 South Figueroa Street, Los Angeles, California 90071 (the “Building”).
B.Capitalized terms which are used in this Amendment without definition have the meanings given to them in the Lease.
C.Tenant desires to postpone its surrender of a portion of the Second Give-Back Space and that the Lease be appropriately amended.
A G R E E M E NT:
NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1.Second Give-Back Space.    Section 1.2.2 of the Original Lease is hereby deleted in its entirety and replaced with the following:
“Tenant shall vacate and surrender: (i) the entire sixteenth (16th) floor portion of the Second Give-Back Space no later than May 31, 2021 (the “Second Give-Back Date”); and (ii) the entire eighth (8th) floor portion of the Second Give-Back Space to Landlord no later than August 31, 2021. Accordingly, commencing from and after the Second Give-Back Date, the entire sixteenth (16th) floor portion of the Second Give-Back Space shall be deemed surrendered by Tenant to Landlord and the Lease shall be deemed terminated with respect to the entire sixteenth (16th) floor portion of the Second Give-Back Space (except as to those provisions which expressly survive termination of the Existing Lease). Accordingly, commencing from and after August 31, 2021, the entire eighth (8th) floor portion of the Second Give-Back Space shall be deemed surrendered by Tenant to Landlord and the Lease shall be deemed terminated with respect to the entire eighth (8th) floor portion of the Second Give-Back Space (except as to those provisions which expressly survive termination of the Existing Lease). From the First Commencement Date until the Second Commencement Date, Tenant shall pay Rent for the Second Give-Back Space in accordance with this Lease. Notwithstanding anything in the Lease to the contrary, effective as of the Second Commencement Date and continuing until August 31, 2021, no Rent (including, without limitation, Direct Expenses) shall be due for any portion of the Second Give-Back Space.”

For the avoidance of doubt, Landlord acknowledges and agrees that: (i) as of the date of this Amendment, Tenant has vacated and surrendered the entire sixteenth (16th) floor portion of the Second Give-Back Space in accordance with the Lease, as amended hereby (the “Amended Lease”), and (ii) Tenant shall be permitted to occupy the entire eighth (8th) floor portion of the Second Give-Back Space for an additional three (3) months beyond the Second Give-Back Date, in accordance with the terms of the Amended Lease. Pursuant to the Lease, reference to the term “Premises” shall be expanded to include all space leased by Tenant from time to time in accordance with the provisions of the Amended Lease.
2.Surrender Condition.    In addition to Tenant’s surrender obligations with respect to the Second Give-Back Space as set forth under the Existing Lease, Tenant shall, at Tenant’s sole cost and expense, remove any and all horizontal phone cabling from the entire eighth (8th) floor portion of the Second Give-Back Space, on or before August 31, 2021.
3.Tenant’s Notice Address:    Section 5 of the Summary to the Original Lease shall be deleted in its entirety and replaced with the following:

“5.	Address of Tenant (Section 29.19):	MUFG Union Bank, N.A. c/o CBRE, Inc, Attention: Jennifer Moser, Sr. Lease Administration Manager 201 E. Fifth Street Suite 2200 Cincinnati, OH 45202

With a copy to:

MUFG Union Bank, N.A. Legal Department Office of the General Counsel 350 California Street, 7th Floor San Francisco, CA 94104

With a copy to:

MUFG Union Bank, N.A. Corporate Real Estate – Managing Director 1101 W. Washington Street, 3rd Floor Tempe, AZ 85281”

4.Brokers.    Landlord and Tenant each hereby represents and warrants to the other that it is not aware of any brokers, agents or finders who may claim a fee or commission in connection with the consummation of the transactions contemplated by this Amendment. If any claims for brokers’ or finders’ fees in connection with the transactions contemplated by this Amendment arise, Landlord and Tenant agrees to indemnify, protect, hold harmless and defend the other (with counsel reasonably satisfactory to such indemnified party) from and against any such claims if they shall be based upon any statement, representation or agreement made by the indemnifying party.
5.Representations and Warranties.     Tenant hereby represents, warrants, and agrees that, to the best of Tenant’s current, actual knowledge: (1) there exists no breach, default, or event of default by Landlord under the Lease, or any event or condition which, with notice or passage of time or both, would constitute a breach, default, or event of default by Landlord under the Lease; (2) the Lease continues to be a legal, valid, and binding agreement and obligation of Tenant; and (3) Tenant has no current offset or defense to its performance or obligations under the Lease.
6.Authority. Each signatory of this Amendment on behalf of Landlord and Tenant respectively represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.
7.Successors and Assigns.     This Amendment shall extend to, be binding upon, and inure to the benefit of, the respective successors and permitted assigns and beneficiaries of the parties hereto.
8.No Other Modification.    Landlord and Tenant agree that except as otherwise specifically modified in this Amendment, the Lease has not been modified, supplemented, amended, or otherwise changed in any way and the Lease remains in full force and effect between the parties, hereto as modified by this Amendment. To the extent of any inconsistency between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall apply and govern the parties. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same Amendment. For purposes of this Amendment, signatures by facsimile or electronic PDF shall be binding to the same extent as original signatures.
[NO FURTHER TEXT ON THIS PAGE; SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

TENANT:

MUFG UNION BANK, N.A., a national banking association

By:	/s/ Brian Boudreau Name: Brian Boudreau Title: Director

LANDLORD:

KBSII 445 SOUTH FIGUEROA, LLC, a Delaware limited liability company

By:	KBS Capital Advisors, LLC, a Delaware limited liability company, its authorized agent

	By:	/s/ Tim Helgeson Name: Tim Helgeson Its: Senior Vice President 6/21/21
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